Exhibit 99.1

iRhythm Technologies Announces Fourth Quarter and Full Year 2021 Financial Results

SAN FRANCISCO, February 23, 2022 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital healthcare solutions company focused on the advancement of cardiac care, today reported financial results for the three months and full year ended December 31, 2021.

Fourth Quarter 2021 Financial Highlights
•Revenue of $81.8 million, a 3.8% increase compared to fourth quarter 2020
•Gross margin was 62.7%, an 11.3% decline compared to fourth quarter 2020
•Adjusted EBITDA (defined as EBITDA less stock compensation) was negative $17.3 million, a $23.8 million decline compared to fourth quarter 2020
•Cash and Short-Term Investments were $239.1 million at December 31, 2021, a $17.7 million decline from September 30, 2021

Full Year 2021 Financial Highlights
•Revenue of $322.8 million, a 21.7% increase compared to full year 2020
•Gross margin was 66.2%, a 7.3% decline compared to full year 2020
•Adjusted EBITDA (defined as EBITDA less stock compensation) was negative $35.8 million, reflecting a $40.9 million decline compared to full year 2020

Recent Operational Highlights
•Publication of updated reimbursements rates for CPT codes 93243 and 93247 that impact Zio XT to $223 and $233, respectively, by Novitas Solutions, a Medicare Administrative Contractor (MAC).
•Appointed Sandrine Moirez as SVP and International General Manager

"Our fourth quarter results included not only a year-over-year revenue increase but an encouraging trend in new account openings that signaled our ability to add larger accounts and ramp new accounts more quickly. I am so proud of the progress the iRhythm team has made over the past several months since I joined the company last fall. In this short time, we have identified and begun to implement measures that we believe will enable us to accelerate growth in our core market and effectively expand our opportunity into adjacent ones. We have also begun to implement operational changes that we are confident will generate long-term, sustainable growth and enable us to scale even more efficiently," said iRhythm CEO and President, Quentin Blackford.

“We have entered 2022 with many exciting opportunities ahead of us and improved footing to better ensure we can achieve our near and longer terms goals for growth and profitability. The value we can bring to advancing the diagnosis and treatment of cardiac arrhythmias and beyond is enormous. We are committed to delivering on that mission, as well as generating strong returns for our stakeholders," concluded Mr. Blackford.

Fourth Quarter Financial Results
Revenue for the three months ended December 31, 2021 increased 3.8% to $81.8 million, from $78.8 million during the same period in 2020. The increase was primarily driven by Zio XT volume and continued Zio AT expansion.

Gross profit for the fourth quarter of 2021 was $51.3 million, down from $58.3 million during the same period in 2020, while gross margins were 62.7%, down from 74.0% during the same period in 2020. The decrease in gross margin was primarily due to a decrease in Zio XT Medicare reimbursement rates, and higher costs related to expanding clinical capacity.

Operating expenses for the fourth quarter of 2021 were $83.5 million, compared to $67.9 million for the same period in 2020 and $79.4 million in Q3 2021. The sequential increase in operating expenses was due to costs related to Verily milestones of $3.0 million.

Net loss for the fourth quarter of 2021 was $32.5 million, or a loss of $1.10 per share, compared with net loss of $9.7 million, or a loss of $0.33 per share, for the same period in 2020.

Full Year 2021 Financial Results

Revenue for the year ended December 31, 2021 increased 21.7% to $322.8 million, from $265.2 million in 2020. The increase in revenue was primarily due to higher Zio XT volume and the continued Zio AT expansion.

Exhibit 99.1

Gross profit for the year was $213.6 million, up from $194.9 million in 2020, while gross margins were 66.2%, down from 73.5% in 2020.

Operating expenses inclusive of Verily development for the year were $313.5 million, an increase of 31.4% compared to 2020.

Net loss for 2021 was $101.4 million, or a loss of $3.46 per share, compared with net loss of $43.8 million, or a loss of $1.58 per share in 2020.

Cash, cash equivalents, short-term investments and long-term investments were $239.1 million as of December 31, 2021.

Guidance
iRhythm projects revenue for the full year 2022 to range from $400 million to $410 million, which represents 24% to 27% growth over prior year results. Gross margins for the full year 2022 are expected to range from 67% to 68% and adjusted operating expenses are expected to range between $375 and $385 million. Adjusted EBITDA for the full year 2022 is expected to range from negative $30 million to negative $40 million.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and archived webcast of the event available on the “Investors” section of the company’s website at: www.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Use of Non-GAAP Financial Measures and Other Operating Metrics
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles ("GAAP") in this press release, including adjusted EBITDA. See the schedules to this press release for additional information and reconciliations of such non-GAAP financial measures.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, ability to penetrate the market, anticipated productivity improvements and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filing made with the Securities and Exchange Commission on the Form 10-K. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:	Media Contact:
Leigh Salvo	Saige Smith
(415) 937-5404	(262) 289-7065
investors@irhythmtech.com	irhythm@highwirepr.com

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$127,562	$88,628
Short-term investments	111,569	246,589
Accounts receivable, net	46,430	29,932
Inventory	10,268	5,313
Prepaid expenses and other current assets	9,693	7,363
Total current assets	305,522	377,825
Property and equipment, net	55,944	34,247
Operating lease right-of-use assets	84,587	84,714
Goodwill	862	862
Other assets	16,052	14,091
Total assets	$462,967	$511,739
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,509	$4,365
Accrued liabilities	51,486	40,532
Deferred revenue	3,049	930
Debt, current portion	11,667	11,667
Operating lease liabilities, current portion	11,142	8,171
Total current liabilities	87,853	65,665
Debt, noncurrent portion	9,690	21,339
Other noncurrent liabilities	697	1,830
Operating lease liabilities, noncurrent portion	85,212	81,293
Total liabilities	183,452	170,127
Stockholders’ equity:
Preferred Stock	—	—
Common stock	27	27
Additional paid-in capital	685,594	646,258
Accumulated other comprehensive income (loss)	(61)	11
Accumulated deficit	(406,045)	(304,684)
Total stockholders’ equity	279,515	341,612
Total liabilities and stockholders’ equity	$462,967	$511,739

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Revenue, net	$81,804	$78,809	$322,825	$265,166
Cost of revenue	30,521	20,498	109,258	70,277
Gross profit	51,283	58,311	213,567	194,889
Operating expenses:
Research and development	11,870	11,604	38,671	41,329
Selling, general and administrative	71,612	56,288	274,839	197,233
Total operating expenses	83,482	67,892	313,510	238,562
Loss from operations	(32,199)	(9,581)	(99,943)	(43,673)
Interest expense	(248)	(374)	(1,169)	(1,519)
Other income, net	15	280	118	1,591
Loss before income taxes	(32,432)	(9,675)	(100,994)	(43,601)
Income tax provision	59	(24)	367	229
Net loss	$(32,491)	$(9,651)	$(101,361)	$(43,830)
Net loss per common share, basic and diluted	$(1.10)	$(0.33)	$(3.46)	$(1.58)
Weighted-average shares, basic and diluted	29,439,175	28,934,713	29,331,010	27,754,404

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Reconciliation of Net Loss to Adjusted EBITDA
(Unaudited)
(In thousands)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net loss	$(32,491)	$(9,651)	$(101,361)	$(43,830)
Income tax provision	59	(24)	367	229
Depreciation and Amortization	3,058	1,978	9,797	6,853
Interest expense	202	218	920	381
Stock-based compensation	11,876	13,998	54,527	41,515
Adjusted EBITDA	$(17,296)	$6,519	$(35,750)	$5,148